FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
July 30, 2012	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY FOURTH QUARTER AND FISCAL YEAR RESULTS,
ANNOUNCES 25% INCREASE IN DIVIDEND TO $0.15 PER COMMON SHARE

Highlights:

•
Preliminary fourth quarter earnings per common share (diluted) reported at $0.68, down from $1.14 in the year ago period, as average fully-diluted common shares outstanding increased from 2,174,000 in the year ago period to 3,345,000 in the current quarter, and net income available to common shareholders decreased to $2.3 million, as compared to $2.5 million in the year ago period.  The increase in average shares outstanding was a result of the common stock offering completed in November 2011.

•
Preliminary fiscal 2012 earnings per common share (diluted) reported at $3.32, down from $5.12 in the prior fiscal year, as average fully-diluted common shares outstanding increased from 2,141,000 in the prior fiscal year to 2,889,000 in the current fiscal year, and net income available to common shareholders decreased to $9.6 million, as compared to $11.0 million in the prior fiscal year.  (The fiscal 2011 bargain purchase gain, net of transaction expenses and tax, increased net income available to common shareholders by $4.1 million, or $1.92 per fully-diluted common share.)

•
For the fourth quarter, the Company generated an annualized return on average assets of 1.29% and an annualized return on average common equity of 12.4%.  For fiscal 2012, the Company generated a return on average assets of 1.37% and a return on average common equity of 15.1%.

•	Net interest margin for the fourth quarter was 3.94%, down from the year ago period; for fiscal 2012, net interest margin was 4.12%, up from the prior fiscal year.
•
Noninterest income up 13.2% for the fourth quarter, compared to year ago period; for fiscal 2012, noninterest income down $6.4 million, or 61.3%, compared to the prior fiscal year; results for fiscal 2011 included the $7.0 million bargain purchase gain.

•
Noninterest expense up $239,000, or 6.2%, for the fourth quarter, compared to year ago period; for fiscal 2012, noninterest expense was up $2.1 million, or 14.8%.  During fiscal 2012, the Company prepaid $9.0 million in long-term advances; prepayment penalties totaled $476,000.

•	The Company posted net loan growth of $26.9 million, or 4.8%, during fiscal 2012; deposits increased $24.7 million, or 4.4%, over the same period.

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income available to common shareholders for the fourth quarter of fiscal 2012 of $2.3 million, a decrease of $204,000, or 8.2%, as compared to $2.5 million in net income available to common shareholders earned during the same period of the prior fiscal year.  The decrease was attributable primarily to an increase in the provision for loan losses, an increase in noninterest expense, and a decrease in net interest income.  Preliminary fourth quarter net income available to common shareholders was $.68 per fully diluted common share, a decrease of 40.4%, as compared to the $1.14 per fully diluted common share earned during the same period of the prior fiscal year.  The decrease was primarily the result of higher average fully diluted common shares outstanding following the common stock offering completed in November 2011.  Before the dividend on preferred shares of $116,000, preliminary net income for the third quarter of fiscal 2012 was $2.4 million, a decrease of $216,000, or 8.3%, as compared to the same period of the prior fiscal year.

For fiscal 2012, the Company announced preliminary net income available to common shareholders of $9.6 million, a decrease of $1.4 million, or 12.6%, as compared to the $11.0 million in net income available to common shareholders earned during the prior fiscal year.  The decrease was attributable to the inclusion in the prior fiscal year’s period of $4.1 million attributable to the bargain purchase gain, net of transaction expenses and taxes, resulting from the December 2010 FDIC-assisted acquisition of most loans and substantially all deposits of the former First Southern Bank, Batesville, Arkansas (the Acquisition).  Preliminary net income available to common shareholders for fiscal 2012 was $3.32 per fully diluted common share, a decrease of 35.2%, as compared to the $5.12 per fully diluted common share earned during the prior fiscal year.  Earnings per diluted common share attributable to the bargain purchase gain, net of transaction expenses and taxes, resulting from the Acquisition in fiscal 2011 were $1.92.  Before an effective dividend on preferred shares of $424,000 and a charge of $94,000 for the repurchase of preferred stock issued at a discount under the Troubled Asset Relief Program (TARP), preliminary net income for fiscal 2012 was $10.1 million, a decrease of $1.4 million, or 12.0%, as compared to the prior fiscal year.

Dividend Declared:

As indicated in a Current Report on Form 8-K filed with the SEC on July 19, 2012, the Company is pleased to announce that the Board of Directors, on July 17, 2012, declared its 73rd consecutive quarterly dividend on common stock since the inception of the Company.  The cash dividend of $.15 per common share represents a 25% increase in the quarterly dividend, and will be paid on August 31, 2012, to common stockholders of record at the close of business on August 15, 2012.  The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Balance Sheet Summary:

The Company experienced balance sheet growth in fiscal 2012, with total assets increasing $51.0 million, or 7.4%, to $739.2 million at June 30, 2012, as compared to $688.2 million at June 30, 2011.  In November 2011, the Company completed its offering of 1,150,000 shares of common stock.  After deducting underwriting discounts, commissions, and offering expenses, net proceeds from the offering were $19.9 million.  In July 2011, the Company announced its participation in the U.S. Treasury’s Small Business Lending Fund (SBLF) program, under which it received an investment in the Company’s preferred stock of $20.0 million.  Of those proceeds, $9.6 million was immediately used to repurchase the Company’s preferred stock issued under the TARP program. Balance sheet growth was primarily due to growth in loan and investment balances; these items were funded by growth in deposit balances, proceeds from the common stock offering, the net additional capital received from the sale of the Company’s preferred stock, and growth of common equity through retention of earnings.

Available-for-sale investments increased $11.8 million, or 18.6%, to $75.1 million at June 30, 2012, as compared to $63.3 million at June 30, 2011.  Increases in obligations of state and political subdivisions and obligations of U.S. government-sponsored enterprises were funded by principal repayments received on mortgage-backed securities and growth in deposits and equity.

Loans, net of the allowance for loan losses, increased $26.9 million, or 4.8%, to $583.5 million at June 30, 2012, as compared to $556.6 million at June 30, 2011.  Loan balances were up due primarily to increases in commercial and agricultural real estate loans and commercial and agricultural operating and equipment loans.

Non-performing loans were $2.4 million, or 0.41% of gross loans, at June 30, 2012, as compared to $701,000, or 0.12% of gross loans, at June 30, 2011; non-performing assets were $4.0 million, or 0.54% of total assets, at June 30, 2012, as compared to $2.4 million, or 0.35% of total assets, at June 30, 2011. Our allowance for loan losses at June 30, 2012, totaled $7.5 million, representing 1.27% of gross loans and 312% of non-performing loans, as compared to $6.4 million, or 1.14% of gross loans, and 918% of non-performing loans, at June 30, 2011.  The increase in non-performing loans and assets was due primarily to two loans.  One of the loans is a purchased credit impaired loan, accounted for under ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality.  Information received during the fourth quarter regarding this loan caused the Company to revise cash flow expectations regarding the credit, and to place the loan on non-accrual status.  The loan is to, and secured by stock of, a bank holding company, the bank subsidiary of which came under regulatory order during the Company’s fourth fiscal quarter prohibiting payment of dividends or interest on subordinated debt.  The other loan was described in the prior quarterly earnings release, and had been classified as substandard for an extended period of time; new information received during the third quarter of fiscal 2012 regarding collateral value indicated likely impairment.  For these loans (and all other impaired loans), the Company has measured impairment under ASC 310-10-35, and management believes the allowance for loan losses at June 30, 2012, is adequate, based on that measurement.

Total liabilities increased $12.0 million to $644.5 million at June 30, 2012, an increase of 1.9% as compared to $632.5 million at June 30, 2011.  This growth was primarily the result of an increase in deposits, partially offset by a decrease in Federal Home Loan Bank (FHLB) advances and other liabilities.

Deposits increased $24.7 million, or 4.4%, to $584.8 million at June 30, 2012, as compared to $560.2 million at June 30, 2011.  Deposit growth was comprised primarily of interest-bearing and noninterest-bearing transaction accounts, as well as a smaller increase in money market deposit accounts, partially offset by a decline in certificates of deposit and savings accounts.  The average loan-to-deposit ratio for the fourth quarter of fiscal 2012 was 96.0%, as compared to 98.7% for the same period of the prior fiscal year.

FHLB advances were $24.5 million at June 30, 2012, down $9.0 million, or 26.9%, from $33.5 million at June 30, 2011. At both dates, FHLB borrowings included no short-term borrowings.  Securities sold under agreements to repurchase totaled $25.6 million at June 30, 2012, as compared to $25.2 million at June 30, 2011, an increase of 1.6%.  At both dates, the full balance of repurchase agreements was held by local small business and government counterparties.

The Company’s stockholders’ equity increased $39.0 million, or 70.0%, to $94.7 million at June 30, 2012, from $55.7 million at June 30, 2011.  The increase was due primarily to the common stock offering, additional capital invested in the Company’s preferred stock issued under the SBLF program (net of the repurchase of preferred stock issued under the TARP program), and retention of net income, partially offset by cash dividends paid on common and preferred stock.

Income Statement Summary:

The Company’s net interest income for the three-month period ended June 30, 2012, was $6.9 million, a decrease of $178,000, or 2.5%, as compared to the same period of the prior fiscal year.  The decrease was attributable to a lower net interest margin, as we saw this measure decline to 3.94% in the current quarter, as compared to 4.29% in the year-ago period.  The decrease in net interest margin was partially offset by an increase in our average interest-earning asset balances, which were up 6.0% as compared to the same period of the prior fiscal year.  The majority of the increase in interest-earning assets, however, was attributable to higher average cash equivalent balances, which contributed to the decline in our net interest margin.  Additionally, accretion of fair value discount on loans and amortization of fair value premium on time deposits, resulting from the Acquisition, declined from $928,000 in the fourth quarter of fiscal 2011 to $513,000 in the fourth quarter of fiscal 2012.  The change in this component reduced net interest income by $415,000 and net interest margin by 24 basis points for the current quarter as compared to the year ago period.  The Company expects the impact of the fair value discount accretion to continue to decline, over time, as the assets acquired at a discount continue to mature or prepay.

The Company’s net interest income for fiscal 2012 was $29.0 million, an increase of $5.3 million, or 22.1%, as compared to the prior fiscal year.  The increase was attributable to a 16.2% increase in the average balance of interest-earning assets, as well as an increase in net interest margin, as we saw this measure improve to 4.12% in the current fiscal year, as compared to 3.92% in the prior fiscal year.  Both the increase in average interest-earning assets and net interest margin were attributable to the Acquisition.  Accretion of fair value discount on loans and amortization of fair value premium on time deposits, resulting from the Acquisition, increased from $2.1 million in fiscal 2011 to $3.9 million in fiscal 2012.  The change in this component increased net interest income by $1.8 million and net interest margin by 25 basis points for the current fiscal year as compared to the prior fiscal year.  The Company expects the impact of the fair value discount accretion will decline, over time, as the assets acquired at a discount continue to mature or prepay.

The provision for loan losses for the three- and twelve-month periods ended June 30, 2012, was $707,000 and $1.8 million, respectively, as compared to $273,000 and $2.4 million, respectively, in the same periods of the prior fiscal year.  As a percentage of average loans outstanding, provision for the current three- and twelve-month periods represents an annualized charge of 0.50% and 0.32%, respectively, as compared to 0.20% and 0.47%, respectively, for the same periods of the prior fiscal year.  The increase in provision for the fourth quarter of fiscal 2012, as compared to the same period of the prior fiscal year, was attributed to provisioning needed during the current quarter to bring reserves to an appropriate level, based on our continued analysis of the loan portfolio; our analysis noted a significant increase in loan balances and an increase in net charge offs during the quarter.  The decrease in provision for fiscal 2012, as compared to the prior fiscal year, was attributed to our analysis, noting slower growth in loan balances and relatively stable credit quality throughout the fiscal year.  Net charge offs for the three- and twelve-month periods ended June 30, 2012, were 0.34% and 0.13%, respectively, of average loans, as compared to 0.18% and 0.09%, respectively, for the same periods of the prior fiscal year.

The Company’s noninterest income for the three-month period ended June 30, 2012, was $1.1 million, an increase of $127,000, or 13.2%, as compared to the same period of the prior fiscal year.  The increase was attributed to higher bank card network interchange revenues (resulting from additional bank card transaction volume), larger increases in the cash value of Bank-owned life insurance (resulting from additional investments in policies), and loan origination fees, partially offset by lower loan late charges and gains on secondary market loan sales.  For fiscal 2012, noninterest income was $4.1 million, a decrease of $6.4 million, or 61.3%, as compared to the prior fiscal year. The decrease was due to the inclusion in the prior fiscal year’s results of the $7.0 million bargain purchase gain from the Acquisition, partially offset by higher bank card network interchange revenues (again resulting from additional bank card transaction volume), income recognized on settlement of a legal claim obtained as a result of the Acquisition, an increase in gains on secondary market loan sales, and larger increases in the cash value of Bank-owned life insurance (again resulting from additional investments in policies).

Noninterest expense for the three- and twelve-month periods ended June 30, 2012, was $4.1 million and $16.6 million, respectively, increases of $239,000, or 6.2%, and $2.1 million, or 14.8%, respectively, as compared to the same periods of the prior fiscal year.  The increase for the three-month period was primarily attributable to compensation and occupancy expenses, losses on foreclosed real estate, and bank card network fees, partially offset by a decline in professional fees.  For fiscal 2012, the increase was attributed to higher compensation, prepayment penalties on the early redemption of the FHLB advances, higher occupancy expenses, bank card network fees, postage and office supplies, advertising expenses, and charges to amortize intangible assets, partially offset by a decline in deposit insurance premiums and professional fees.  The decrease in deposit insurance premiums resulted from a change in the formula and assessment base employed by the FDIC, as the agency adopted a formulation required under the Dodd-Frank regulatory reform bill to assess premiums based on total assets, net of tangible equity, rather than based simply on total deposits.  The efficiency ratio for the three- and twelve-month periods ended June 30, 2012, was 50.9% and 50.2%, respectively, as compared to 47.6% and 42.2%, respectively, for the same periods of the prior fiscal year.  The deterioration for the three-month period was the result of a 0.6% decrease in revenues, combined with a 6.2% increase in noninterest expense.  For fiscal 2012, deterioration was due to the inclusion in the prior period’s noninterest income of the $7.0 million bargain purchase gain recorded on the Acquisition.

The income tax provision for the three- and twelve-month periods ended June 30, 2012, was $830,000 and $4.6 million, respectively, decreases of $508,000, or 38.0%, and $1.4 million, or 22.8%, as compared to the same periods of the prior fiscal year.  For the three-month period, the decline was attributed primarily to the decline in the effective tax rate, from 33.9% in the fourth quarter of fiscal 2011, to 25.7% in the fourth quarter of fiscal 2012, combined with a decrease in pre-tax income.  The decrease in the effective tax rate was attributed to a tax credit investment made during fiscal 2011 which delivered a larger amount of fiscal 2012 tax credits than anticipated.  The Company does not expect the effective tax rate to be maintained at this low level.  For fiscal 2012, the decline was attributed primarily to the decrease in pre-tax income, combined with a decline in the effective tax rate, from 34.2% in fiscal 2011, to 31.3% in fiscal 2012.  The decrease in the effective tax rate was attributed to additional tax-advantaged investment by the Company and higher pre-tax income resulting from the bargain purchase gain recorded on the Acquisition.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	June 30, 2012	June 30, 2011

Cash and equivalents	$34,694,000	$34,688,000
Available for sale securities	75,127,000	63,327,000
Membership stock	3,019,000	3,088,000
Loans receivable, net	583,465,000	556,576,000
Bank-owned life insurance	15,957,000	8,114,000
Intangible assets	1,458,000	1,875,000
Premises and equipment	11,347,000	8,058,000
Other assets	14,122,000	12,474,000
Total assets	$739,189,000	$688,200,000

Deposits	$584,814,000	$560,151,000
Securities sold under agreements to repurchase	25,642,000	25,230,000
FHLB advances	24,500,000	33,500,000
Other liabilities	2,288,000	6,370,000
Subordinated debt	7,217,000	7,217,000
Total liabilities	644,461,000	632,468,000

Preferred stock	20,000,000	9,456,000
Common stockholders' equity	74,728,000	46,276,000
Total stockholders' equity	94,728,000	55,732,000

Total liabilities and stockholders' equity	$739,189,000	$688,200,000

Equity to assets ratio	12.82%	8.10%
Common shares outstanding 1	3,248,000	2,096,000
Book value per common share	$23.01	$22.08
Closing market price	21.50	20.78

1 Net of shares reserved for future and unvested stock awards

Nonperforming asset data as of:	June30,2012	June30,2011

Nonaccrual loans	$2,398,000	$263,000
Accruing loans 90 days or more past due	-	438,000
Nonperforming troubled debt restructurings	-	-
Total nonperforming loans	2,398,000	701,000
Other real estate owned (OREO)	1,426,000	1,515,000
Personal property repossessed	9,000	34,000
Nonperforming investment securities	125,000	125,000
Total nonperforming assets	$3,958,000	$2,375,000

Total nonperforming assets to total assets	0.54%	0.35%
Total nonperforming loans to gross loans	0.41%	0.12%
Allowance for loan losses to nonperforming loans	312.43%	918.40%
Allowance for loan losses to gross loans	1.27%	1.14%

Performing troubled debt restructurings	$3,138,000	$-

	For the three-month period ended		For the twelve-month period ended
Average Balance Sheet Data:	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Interest-bearing cash equivalents	$58,755,000	$35,759,000	$72,683,000	$33,901,000
Available for sale securities and membership stock	76,713,000	68,494,000	72,647,000	68,976,000
Loans receivable, gross	565,792,000	557,496,000	559,298,000	503,425,000
Total interest-earning assets	701,260,000	661,749,000	704,627,000	606,302,000
Other assets	39,650,000	29,310,000	33,975,000	26,356,000
Total assets	$740,910,000	$691,059,000	$738,603,000	$632,658,000

Interest-bearing deposits	$541,830,000	$528,863,000	$546,910,000	$471,165,000
Securities sold under agreements to repurchase	25,768,000	25,835,000	26,956,000	29,285,000
FHLB advances	24,501,000	33,500,000	30,624,000	37,114,000
Subordinated debt	7,217,000	7,217,000	7,217,000	7,217,000
Total interest-bearing liabilities	599,316,000	595,415,000	611,707,000	544,781,000
Noninterest-bearing deposits	47,277,000	35,754,000	42,261,000	35,098,000
Other noninterest-bearing liabilities	669,000	5,654,000	2,054,000	2,882,000
Total liabilities	647,262,000	636,823,000	656,022,000	582,761,000

Preferred stock	20,000,000	9,451,000	19,341,000	9,438,000
Common stockholders' equity	73,648,000	44,785,000	63,240,000	40,459,000
Total stockholders' equity	93,648,000	54,236,000	82,581,000	49,897,000

Total liabilities and stockholders' equity	$740,910,000	$691,059,000	$738,603,000	$632,658,000

	For the three-month period ended		For the twelve-month period ended
Summary Income Statement Data:	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Interest income:
Cash equivalents	$55,000	$32,000	$209,000	$119,000
Available for sale securities and membership stock	539,000	638,000	2,407,000	2,664,000
Loans receivable	8,459,000	9,248,000	36,349,000	32,265,000
Total interest income	9,053,000	9,918,000	38,965,000	35,048,000
Interest expense:
Deposits	1,786,000	2,339,000	8,243,000	9,214,000
Securities sold under agreements to repurchase	51,000	95,000	235,000	290,000
FHLB advances	244,000	336,000	1,233,000	1,554,000
Subordinated debt	59,000	56,000	232,000	227,000
Total interest expense	2,140,000	2,826,000	9,943,000	11,285,000
Net interest income	6,913,000	7,092,000	29,022,000	23,763,000
Provision for loan losses	707,000	273,000	1,785,000	2,385,000
Noninterest income	1,093,000	966,000	4,063,000	10,502,000
Noninterest expense	4,072,000	3,834,000	16,605,000	14,459,000
Income taxes	830,000	1,338,000	4,597,000	5,951,000
Net income	2,397,000	2,613,000	10,098,000	11,470,000
Less: effective dividend on preferred shares	116,000	128,000	518,000	512,000
Net income available to common shareholders	$2,281,000	$2,485,000	$9,580,000	$10,958,000

Basic earnings per common share	$0.70	$1.19	$3.43	$5.25
Diluted earnings per common share	0.68	1.14	3.32	5.12
Dividends per common share	0.12	0.12	0.48	0.48
Average common shares outstanding:
Basic	3,247,000	2,094,000	2,796,000	2,089,000
Diluted	3,345,000	2,174,000	2,889,000	2,141,000

Return on average assets	1.29%	1.51%	1.37%	1.81%
Return on average common shareholders' equity	12.4%	22.2%	15.1%	27.1%

Net interest margin	3.94%	4.29%	4.12%	3.92%
Net interest spread	3.74%	4.10%	3.90%	3.71%

Efficiency ratio	50.9%	47.6%	50.2%	42.2%